As filed with the Securities and Exchange Commission on December 30, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
Registration Statement
under
The Securities Act of 1933

SEARS, ROEBUCK AND CO.
(Exact name of registrant as specified in its charter)

New York (State of jurisdiction of incorporation of organization)	36-1750680 I.R.S. employer identification no.)

3333 Beverly Road
Hoffman Estates, Illinois 60179
(Address of principal executive offices, including zip code)

Sears Puerto Rico Savings Plan

(Full title of the plan)

Andrea L. Zopp
Senior Vice President and General Counsel
Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179
(Name and address of agent for service)

(847) 286-2500
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, par value $0.75 per share	10,000	$51.75(2)	$51.75(2)	$65.57

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated solely for purposes of determining the amount of the registration fee, in accordance with Rule 457(h)(i) and Rule 457(c) under the Securities Act of 1933, on the basis of the average of the high and low prices of the registrant's common shares on the New York Stock Exchange on December 29, 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference

The following documents filed by the registrant with the Securities and Exchange Commission (the "Commission") are incorporated into this Registration Statement by reference, except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference:

(1) Registrant's Annual Report on Form 10-K for the fiscal year ended January 3, 2004;

(2) Registrant's Quarterly Reports on Forms 10-QA (Amendment No. 1) for the fiscal quarters ended April 3, July 3 and October 2, 2004;

(3) Registrant's Current Reports on Form 8-K dated January 29, April 21, July 22, October 21, November 4, November 17, November 18, December 14 and December 23, 2004 (other than the portions of those documents not deemed to be filed); and

(4) The description of registrant's common shares contained in Item 5 beginning on page 11 of registrant's Annual Report on Form 10-K for the fiscal year ended January 3, 2004.

All documents filed by the registrant and the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered hereunder have been sold or deregistering all securities then remaining unsold shall be deemed incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents, except to the extent that any statement or information therein is modified superseded or replaced by a statement or information contained in any subsequently filed document incorporated herein by reference.

Item 4.	Description of Securities. Not applicable.
Item 5.	Interests of Named Experts and Counsel. Not applicable.
Item 6.

Indemnification of Directors and Officers.

The Company is a New York corporation. Sections 721 through 726 of the New York Business Corporation Law (the "BCL") provide that, in certain circumstances, a corporation may indemnify its directors and officers against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of any actual or threatened action or proceeding against such directors or officers, or by or in the right of any other enterprise which such directors or officers served in any capacity at the request of the corporation, by reason of the fact that such person acted in any of the capacities set forth above, if such director or officer (i) acted, in good faith, for a purpose which he or she reasonably believed to be in or not opposed to the best interests of the corporation and (ii) in criminal actions or proceedings, had no reasonable cause to believe that his or her conduct was unlawful; provided, however, that no indemnification may be provided where a final adjudication adverse to the director or officer establishes that his or her actions were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action adjudicated, or that he or she personally gained a financial profit or other advantage to which he or she was not legally entitled. A corporation is required to indemnify against reasonable expenses (including attorneys' fees) incurred by any director or officer who successfully defends any such action. The BCL also provides for indemnification of officers and directors in actions by or in the right of the corporation, subject to certain exceptions. Indemnification provided by these provisions of the BCL is not exclusive of any other rights to which a director or officer may be entitled. The foregoing statements are subject to the detailed provisions of the BCL.

Article V of the Company's By-laws provides that the Company shall indemnify, to the full extent permitted by law, any officer or director of the Company made, or threatened to be made, a party to, or who is otherwise involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or his testator or intestate acted in any of the capacities set forth above or, while a director or officer of the Company and at the request of the Company, is or was serving another corporation in any capacity, against judgments, fines, amounts paid in settlement and all expenses, including attorneys' fees, actually incurred as a result of such action. Article V states that the indemnification benefits provided thereby are contract rights, enforceable as if set forth in a written contract.

The Company has in effect insurance policies with total coverage of $150,000,000 (subject to a deductible) that insure directors and officers of the Company and certain of its affiliates against certain claims that are not indemnifiable by the Company or those affiliates. These policies insure the Company, certain affiliates of the Company and their respective directors and officers for up to $140,000,000 against certain liabilities arising from the management or administration of certain employee benefit plans sponsored by the Company and its affiliates.

Item 7.	Exemption from Registration Claimed. Not applicable
Item 8.

Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index beginning on page E-1 of this Registration Statement, which Index is incorporated herein by reference.

The Registrant will submit or has submitted the Plan to the Departamento de Hacienda of Puerto Rico (the "Hacienda") in a timely manner and has made or will make all changes required by the Hacienda in order to qualify such plan under Section 1165 of the Puerto Rico Internal Revenue Code of 1994, as amended.

. The Plan is not required to be qualified under Section 401 of the Internal Revenue Code.

Item 9.

Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Hoffman Estates, State of Illinois, on December 30, 2004.
SEARS, ROEBUCK AND CO.

By:	/s/ Michael J. Graham Michael J. Graham Vice President and Controller

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:
Signature	Title	Date
Alan J. Lacy*	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	December 30, 2004
Glenn R. Richter*	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 30, 2004
Michael J. Graham*	Vice President and Controller (Principal Accounting Officer)	December 30, 2004
Hall Adams, Jr.*	Director	December 30, 2004
William L. Bax*	Director	December 30, 2004
Donald J. Carty*	Director	December 30, 2004
W. James Farrell*	Director	December 30, 2004
Michael A. Miles*	Director	December 30, 2004
Dorothy A. Terrell*	Director	December 30, 2004
Raul Yzaguirre*	Director	December 30, 2004
*By:	/s/ Michael J. Graham Michael J. Graham Individually and as Attorney-in-fact

Pursuant to the requirements of the Securities Act of 1933, the administrator of the Sears Puerto Rico Savings Plan has duly caused this Registration Statement to be signed on the Plan's behalf by the undersigned, thereunto duly authorized, in the Village of Hoffman Estates, State of Illinois, on the 30th day of December, 2004.

SEARS PUERTO RICO SAVINGS PLAN

By:	Sears, Roebuck and Co. Plan Administrator

By:	/s/ Greg A. Lee Greg A. Lee Senior Vice President, Human Resources

EXHIBIT INDEX

Exhibit Number
4.1	Sears Puerto Rico Savings Plan effective as of January 1, 2005*
4.2	Sears Puerto Rico Savings Plan Deed of Trust Agreement*
15	Acknowledgment of Deloitte & Touche LLP regarding unaudited interim information*
23	Consent of Deloitte & Touche LLP*
24	Power of Attorney of certain officers and directors of registrant*

*Filed herewith